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                               PRINTWARE, INC.

                                 EXHIBIT 11
                   STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

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                               Three months ended      Six months ended
                              July 4,      July 5,    July 4,     July 5,
                               1998         1997        1998       1997
                             _________   _________   _________   _________

BASIC EPS:

Weighted average number of
  common shares outstanding   4,921,870   4,853,393   4,918,473   4,852,833

                              _________   _________   _________   _________
Total shares                  4,921,870   4,853,393   4,918,473   4,852,833
                              =========   =========   =========   =========

Net income (000's)           $      389  $      495  $      755  $      955
                              =========   =========   =========   =========
Earnings per share           $      .08  $      .10  $      .15  $      .20
                              =========   =========   =========   =========

DILUTED:

Weighted average number of
  common shares outstanding   4,921,870   4,853,393   4,918,473   4,852,833

Common share equivalents
  from assumed exercise of
  options and warrants           19,509      27,197      18,406      27,197
                              _________   _________   _________   _________
Total shares                  4,941,379   4,880,590   4,936,879   4,880,030
                              =========   =========   =========   =========

Net income (000's)           $      389  $      495  $      755  $      955
                              =========   =========   =========   =========
Earnings per share           $      .08  $      .10  $      .15  $      .20
                              =========   =========   =========   =========

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